EXHIBIT 10.5
                               FIRST AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "First Amendment") is made as of this 31st day of December, 2004, by and between OLD LINE BANK, a Maryland-chartered commercial bank (the "Bank" or "Employer") and CHRISTINE RUSH (the "Employee"). This First Amendment amends in certain respects that certain Executive Employment Agreement dated March 31, 2003, between the Bank and Employee (the "Original Agreement").

1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Original Agreement.

2. Amendments. The Original Agreement is hereby amended by deleting Section 3(A) in its entirety and replacing said section with the following:

                  "The Employee's salary under this Agreement shall be $121,000 per annum, payable on a bi-weekly basis. Employee may also receive a discretionary bonus at the end of each calendar year. In addition, provided that sufficient options are available for grant under a stockholder approved stock option or equity incentive plan, on the 31st of December of each year, the Bank or such entity (the "Company") that may then control the Bank, shall grant options to Employee to purchase not less than 2,250 shares of stock in the Bank or the Company or such greater amount as may be determined by the Board of Directors or an appropriate committee of the Board of Directors of the Bank or the Company. The exercise price for the options shall be no less than the fair market value of the Bank's or the Company's common stock on the date the options are granted, the options must be exercised within ten
         (10) years of the date of grant and the options shall be subject to such vesting terms as the Board of Directors or an appropriate committee of the Board of Directors of the Bank or the Company determines from time to time. Notwithstanding anything to the contrary contained in this Section 3(A), the options to be granted pursuant to this Section 3(A) will only be evidenced by, and will be subject to the terms and conditions of, a stock option agreement to be entered into between the Bank and Employee or the Company and Employee."

All of the provisions of the Original Agreement are incorporated herein by reference and shall remain and continue in full force and effect as amended by this First Amendment.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original for all purposes but all of which shall together constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have duly executed this First
Amendment, under seal, as of the day and year first hereinabove written.

WITNESS/ATTEST:                     OLD LINE BANK


/s/ James W. Cornelsen              By: /s/ Charles A. Bongar, Jr.  (SEAL)
---------------------------            ---------------------------------
                                       Name: Charles A. Bongar, Jr.
                                       Title: Chairman of Compensation Committee

WITNESS:

/s/ James W. Cornelsen                  /s/ Christine Rush          (SEAL)
---------------------------            -----------------------------------
                                       CHRISTINE RUSH





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